Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES $10 MILLION STOCK REPURCHASE PROGRAM
DALLAS, TEXAS – (BUSINESS WIRE) January 22, 2009 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced that its Board of Directors has authorized a stock repurchase program of up to $10 million of its common stock. Under the stock repurchase program, the Company is authorized to repurchase, from time to time, shares of its common stock in the open market and in privately negotiated transactions. The timing and extent to which the Company may repurchase its shares will depend upon market conditions and other corporate considerations. The Company anticipates that it will finance the repurchase program with available cash.
In March of 2008, Capital Senior Living announced that its Board of Directors formed a Special Committee to actively explore and consider for recommendation to the Board strategic alternatives for Capital Senior. In connection with that review, the Special Committee engaged Banc of America Securities LLC as its financial advisor to assist the Committee in actively exploring and considering a range of strategic alternatives, including a potential sale of the Company. Based upon current adverse market conditions, the Special Committee recommended, and the Board of Directors approved, the implementation of the stock repurchase program.
“Our goal is to maximize stockholder value,” said Lawrence A. Cohen, Chief Executive Officer. “Given the current market conditions, we believe this stock repurchase program is a prudent use of our capital and demonstrates our confidence in the long-term value of Capital Senior Living. We are profitable, generate positive cash flow and currently have the cash available to fund this program.”
The Company’s debt consists of 25 non-recourse mortgages on its 25 wholly-owned communities, all at fixed interest rates averaging 6.1 percent. The only current maturity is a $4.7 million mortgage on a community in the Midwest which is planned for sale. If a sale cannot be completed before this mortgage matures in September 2009, Capital Senior anticipates this loan will be refinanced, bridged or satisfied from available cash.

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ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 38 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and 1 community it manages for a third party. Resident capacities in the communities operated by the Company indicate that 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. The forward-looking statements in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s cash position, other required or available uses of the Company’s cash that management may deem prudent, changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase, and other risks and factors identified from time to time in its reports filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 for more information.